EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

Nexxus Lighting, Inc.

Charlotte, North Carolina

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this registration statement of our report dated March 26, 2008, relating to the financial statements of Nexxus Lighting, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007.

/S/ CROSS, FERNANDEZ & RILEY, LLP

Orlando, Florida

May 8, 2008